MANAGEMENT AGREEMENT

FOR PROPERTY KNOWN AS:	MDA CITY APARTMENTS

LOCATED AT:	63 East Lake Street, Chicago, Illinois 60601-5921

BEGINNING:	December 14, 2012

OWNER:	MDA CITY APARTMENTS, LLC

MANAGING AGENT:	VILLAGE GREEN MANAGEMENT COMPANY LLC

List of Provisions

Section 1	Appointment of Managing Agent	2
1.1	Appointment and Acceptance	2
1.2	Description of Premises	2
1.3	Term	2
1.4	Management Office	2
1 5	Apartment for On-Site Staff	2
Section 2	Bank	3
2.1	Operating Account	3
2.1.1	Initial Deposit and Contingency Reserve	3
2.2	Security Deposit Account	3
2.3	Fidelity Bond	3
Section 3	Collection of Rents and Other Receipts	4
3.1	Agent’s Authority	4
3.2	Security Deposits	4
Section 4	Disbursement from Operating Account	4
4.1	Operating Expenses	4
4.2	Property Taxes	4
4.3	Debt Service	4
4.4	Net Proceeds	4
Section 5	Agent Not Required to Advance Funds	4
Section 6	Financial and Other Reports	5
6.1	Owner’s Right to Audit	5
6.2	Site Computer System	5
Section 7	Advertising	5
Section 8	Leasing and Renting	5
8.1	Agent’s Authority to Lease Premises	5
8.2	No Other Rental Agent	6
8.3	Rental Rates	6
8.4	Enforcement of Leases	6
Section 9	Employees	6
9.1	Employees	6
9.2	Owner Pays Employees Expenses	7
9.3	Agent’s Authority to File Returns	7
9.4	Worker’s Compensation Insurance	7
9.5	Hold Harmless, Labor Laws	7
Section 10	Maintenance and Repair	8
10.1	Approval for Exceptional Maintenance Expense	8
Section 11	Contracts, Utilities and Services	8
Section 12	Relationship of Agent to Owner	9
Section 13	Save Harmless	9
Section 14	Liability Insurance	9
Section 15	Agent Assumes No Liability	11
Section 16	Owner Responsible for all Expenses of Litigation	11
16.1	Fees for Legal Advice	11
Section 17	Agent’s Compensation and Expenses	11
17.1	For Management Service	11
(a)	Management Fee	11
17.2	For Modernization (Rehabilitation/Construction)	12
17.3	For Fire Restoration	12
17.4	Incentive Fee	12
17.5	Interest on Unpaid Sums	13
17.6	For Property Tax Appeal Service	13
17.7	For VG Select/LeasEquity Services	13
17.8	For VG Communications Services	14
Section 18	Representations	14
Section 19	Structural Changes	15
Section 20	Building Compliance	15
Section 21	Termination	15
21.1	Termination for Cause	15
(a)	Breach of Agreement	16
(b)	Failure to Act, etc	16
(c)	Excessive Damage	16
21.2	Termination without Cause	16
21.3	Owner Responsible for Payments	16
21.4	Sale of Premises	17
21.5	Use of Name	17
Section 22	Indemnification Survives Termination	17
Section 23	Headings	18
Section 24	Force Majeure	18
Section 25	Complete Agreement	18
Section 26	Rights Cumulative; No Waiver	18
Section 27	Applicable Law and Partial Invalidity	19
Section 28	Notices	19
Section 29	Agreement Binding Upon Successors and Assigns	19
Section 30	Additional Provisions	19
30.1	Contractors and Vendors Insurance	19
30.2	Non - Reimbursable Costs	20
30.3	Training Expenses/Regional Service Director Expenses	20
30.4	Cooperation	21
30.5	No Assignment	21
30.6	Consents and Approvals	21
30.7	Approved Budgets	21
Section 31	Dispute Resolution	22
Section 32	Owner’s Authority to Execute Agreement	22
Section 33	Counterparts	22
Signatures		23

MDA City Apartments (Recap)

Section 1                      APPOINTMENT OF MANAGING AGENT

1.1                      Appointment and Acceptance

This Management Agreement (“Agreement”) is made as of this 14th day of December, 2012 by and between VILLAGE GREEN MANAGEMENT LLC, a Delaware Limited Liability Company (“Agent”) and MDA CITY APARTMENTS, LLC, Delaware limited liability company (“Owner”), otherwise known as the Parties (“Parties”).

Owner hereby appoints Agent as sole and exclusive Agent of Owner to lease and manage the property described in paragraph 1.2 upon the terms and conditions provided herein. Agent accepts the appointment and agrees to furnish the service of its organization for the leasing and management of the “Premises” as defined in paragraph 1.2; and Owner agrees to pay all expenses in connection with those services.

1.2                      Description of Premises

The property to be managed by Agent under this Agreement (the "Premises") is known as MDA City Apartments located in Chicago, Illinois consisting of the land, buildings, and other improvements described as a 190 unit high-rise apartment community.

1.3                      Term

The term of this Agreement shall be for an initial period of One (1) year(s) (the "Initial Term") from December 14, 2012, (“the Effective Date”) to and including December 14, 2013, and thereafter shall be automatically renewed annually (“Renewal Term”) unless terminated as provided in paragraphs 21.1, 21.2 or 21.4 herein.

1.4                      Management Office

Owner shall provide adequate space on the Premises for a management office. Owner shall pay all expenses related to such office, including, but not limited to, furnishings, equipment, computer, postage and office supplies, electricity and other utilities, and telephone.

1.5                      Apartment For On-Site Staff

Owner shall provide a suitable apartment(s) on the Premises for the use of an on-site manager and/or a resident maintenance technician and their families, rent-free, except that such resident staff shall pay for heat, utilities and cable in the same manner as other residents. The specific apartment(s) shall be at Owner's discretion.

Owner shall make available to Village Green employees who are employed on the Premises, other than the on-site manager and/or a resident maintenance technician, rental apartments at a 20% rent discount to the market rent available at the time of rental (“Village Green Associate Discount”). All Village Green employee rentals will be written on a month-to-month lease and the Village Green employee discount will terminate immediately with the termination of Associate’s employment with Village Green or with Village Green’s Management of the Premises. Agent will not permit the occupancy of the Village Green employee discount to exceed 3% of the Premise’s total units.

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Section 2                      BANK ACCOUNTS

The various bank accounts established under this Agreement shall be established in Owner's name with Agent acting in a fiduciary capacity for the Owner. In no event should any funds related to the Premises be commingled with any other funds of Agent.

2.1                      Operating Account

Agent shall establish on behalf of Owner a separate account(s) known as the MDA City Apartments LLC Operating Account, separate and apart from Agent's corporate accounts, for the deposit of receipts collected as described herein, in a bank or other institution whose deposits are insured by the federal government. Such depository shall be selected by the Agent and approved by Owner. Agent shall not be held liable in the event of bankruptcy or failure of a depository. Funds in the Operating Account remain the property of Owner subject to disbursement of expenses by Agent as described in this Agreement.

2.1.1                      Initial Deposit And Contingency Reserve

Immediately upon the Effective Date, Owner shall remit to Agent the sum of $10,000 to be deposited in the Operating Account as the “Initial Deposit”. Owner shall maintain the Initial Deposit balance in the Operating Account at all times during this Agreement. Agent shall refund the Initial Deposit to Owner within 60 days after termination of the Agreement as provided in Sections 21 or 27 herein upon satisfying any obligation of Owner not previously satisfied via available funds in the Operating Account.

2.2                      Security Deposit Account

Agent shall, on behalf of Owner if required by law, establish and maintain a separate interest-bearing account for tenant security deposits and advance rentals. Such account shall be maintained and funded by the Owner in accordance with applicable state or local laws.

2.3                      Fidelity Bond

Agent shall cause all personnel who handle or are responsible for the keepsake of any monies of Owner to be covered by a fidelity bond in an amount not less than $1,000,000 with a company determined by Agent.

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Section 3                      COLLECTION OF RENTS AND OTHER RECEIPTS

3.1                      Agent's Authority

Agent shall collect (and give receipts for, if necessary) all rents, charges and other amounts receivable on Owner's behalf in connection with the management and operation of the Premises. Such receipts shall be deposited in the Operating Account maintained by Agent on behalf of Owner for the Premises.

3.2                      Security Deposits

Agent shall collect, deposit, and disburse tenants' security deposits on behalf of Owner in accordance with the terms of each tenant's lease. Agent shall pay tenants interest upon such security deposits as required by law.

Section 4                      DISBURSEMENTS FROM OPERATING ACCOUNT

4.1                      Operating Expenses

From the Operating Account, Agent is hereby authorized to pay on behalf of Owner or reimburse Agent for all Owner approved expenses and costs as per the Annual Operating Budget for the Premises and for all sums due Agent under this Agreement.

4.2                      Debt Service

Owner shall give Agent advance written notice of at least thirty (30) business days if Owner desires Agent to make any additional monthly or recurring payments out of the proceeds from the Operating Account. If Owner notifies Agent to make such payments after the beginning of the term of this Agreement, Agent shall have the authority to name a new Initial Deposit amount pursuant to paragraph 2.1.1 of this Agreement, and Owner shall maintain this new Initial Deposit amount at all times in the Operating Account.

4.3                      Net Proceeds

To the extent that funds are available, and after maintaining the Initial Deposit balance amount as specified in paragraph 2.1.1, Agent shall transmit cash balances to Owner periodically as directed by Owner.

Section 5                      AGENT NOT REQUIRED TO ADVANCE FUNDS

In the event that the balance in the Operating Account is at any time insufficient to pay disbursements due and payable under this Agreement, Owner shall, immediately upon notice, remit to Agent sufficient funds to cover the deficiency and replenish the Initial Deposit balance. In no event shall Agent be required to use its own funds to pay any disbursements on behalf of Owner. Nor shall Agent be required to advance any monies to Owner, to the Security Deposit Account, or to the Operating Account.

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Section 6                      FINANCIAL AND OTHER REPORTS

Agent shall furnish Owner with the statements and reports listed on Exhibit A attached hereto.

6.1                      Owner's Right to Audit

Owner shall have the right to request periodic audits of all applicable accounts managed by Agent, and the cost of such audit(s) shall be paid by Owner; provided, however, if as a result of any such periodic audit, a material error is identified, then the cost of such periodic audit shall be paid by Agent. For purposes of this section, a “material error” shall be defined as an error which amounts to 5% or more of the total budget.

6.2                      Site Computer System (When Applicable)

Agent is authorized to purchase and maintain as necessary, on behalf of Owner, hardware necessary to operate Agent supplied operating software. This hardware will be the property of the Owner. All operating software for the Premises shall be supplied by the Agent at Owner’s cost as approved in the Annual Operating Budget. Any other software purchased by the Owner shall be the property of the Premises. Any software requested by Owner other than Agent’s standard software, shall be at Owner’s expense including licensing costs, cost to purchase and maintain system, training and support. Additionally, Owner shall incur any expenses realized by Agent for the modification of its computer and telecommunications systems to support the data transmission requirements of the Owner if not on Agent’s standard software and format.

Section 7                      ADVERTISING

Agent is authorized to advertise the Premises or portions thereof for rent, using periodicals, signs, plans, collateral, or displays, or such other means as Agent may recommend. Agent is authorized to place signs on the Premises advertising the Premises for rent, provided such signs comply with applicable laws. The cost of such advertising shall be paid out of the Operating Account as approved in the Annual Operating Budget. The cost of advertisements that share space with other communities managed by the Agent shall be prorated based upon the number of units sharing the ad.

Section 8                      LEASING AND RENTING

8.1                      Agent's Authority to Lease Premises

Agent shall use all reasonable efforts to keep the Premises rented by procuring tenants for the Premises. Agent is authorized to negotiate, prepare, and execute all leases, including all renewals and extensions of leases (and expansions of commercial/retail space in the Premises, if applicable) and to cancel and modify existing leases. Agent shall execute all leases as agent for Owner. All lease terms shall be in accordance with Village Green’s standard lease agreement, and be consistent with budget goals.

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8.2                      No Other Rental Agent

During the term of this Agreement, Owner shall not authorize any other person, firm or corporation to negotiate or act as leasing or rental agent with respect to any leases for space in the Premises. Owner agrees to promptly forward all inquiries about leases to Agent.

8.3                      Rental Rates

Agent is authorized to establish and change or revise all rents, fees, or deposits, and any other charges chargeable with respect to the Premises, subject to the approval by Owner of, and general compliance by Agent with, the lease term policies applicable to the Premises. Agent shall not reduce rents charged to tenants in excess of 5% from the rents contemplated by the Annual Operating Budget without written approval from Owner.

8.4                      Enforcement of Leases

Agent is authorized to institute, in Owner's name, all legal actions or proceedings for the enforcement of any lease term, for the collection of rent or other income from the Premises, or for the evicting or dispossessing of tenants or other persons from the Premises. Agent is authorized to sign and serve such notices as Agent deems necessary for lease enforcement, including the collection of rent or other income. Agent is authorized, when expedient, to settle, compromise, and release such legal actions or suits or reinstate such tenancies. Any monies for such settlements paid out by Agent on behalf of Owner shall not exceed three months’ rent without prior approval by Owner. Attorneys' fees, filing fees, court costs, and other necessary expenses incurred in connection with such actions and not recovered from tenants shall be paid out of the Operating Account or reimbursed directly to Agent by Owner. Agent may select the attorney of its choice as approved by Owner to handle such litigation.

Section 9                      EMPLOYEES

9.1                      Employees

Agent is authorized to hire, supervise, discharge, and pay all employees, necessary for the management, maintenance, and operation of the Premises. All employees shall be deemed employees of the Agent, and Owner shall not be liable to Agent or others for any act or omission on the part of such employees unless Owner expressly directed such employees to commit a negligent or unlawful act. The number of site employees and their compensation shall be detailed in the approved Annual Operating Budget.

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9.2                      Owner Pays Employee Expenses

All wages and fringe benefits payable to such employees hired per paragraph 9.1 above, and all local, state, and federal taxes and assessments (including but not limited to Social Security taxes, unemployment insurance and workers' compensation insurance) incident to the employment of such personnel, shall be paid by Agent on behalf of Owner out of the Owner’s Operating Account and shall be treated as operating expenses. Agent shall not be liable to such employees for their wages or compensation. Agent charges 20% (subject to annual increase at no more than 3%) of monthly gross payroll (“payroll fee” or other “fee” applicable in the State of Illinois) as reimbursement for those fringe benefit expenses as noted above including a pro-rata share of risk management administration, payroll processing expenses and in-house collection expenses.

Health and 401k “match” benefits for those associates hired pursuant to paragraph 9.1 will be paid by Owner out of the Operating Account and shall be treated as Operating Expenses. Health and 401k “match” benefits will not be paid directly by Agent from the Payroll Fee.

All OSHA and any government related agency mandated employee training, as approved in the Annual Operating Budget, shall be paid by Agent on behalf of Owner.

9.3                      Agent's Authority to File Returns

Agent shall do and perform all acts required of an employer with respect to the Premises and shall execute and file all tax and other returns required under the applicable federal, state, and local laws, regulations, and/or ordinances governing employment, and all other statements and reports pertaining to labor employed in connection with the Premises and under any similar federal or state law now or hereafter in force. In connection with such filings, Owner shall upon request promptly execute and deliver to Agent all necessary powers of attorney, notices of appointment, and the like.

9.4                      Workers' Compensation Insurance

Agent shall, at Owner's expense, maintain workers' compensation insurance covering all liability of the employer under established workers' compensation laws. Such expenses shall be paid out of the payroll fee identified in paragraph 9.2.

9.5                      Hold Harmless, Labor Laws

Agent shall be responsible for compliance with all applicable state or federal labor laws. Owner shall indemnify, defend, and save Agent harmless from all claims, investigations, and suits, or from Owner's actions or failures to act, with respect to any alleged or actual violation of state or federal labor laws. Owner's obligation with respect to such violation(s) shall include payment of all settlements, judgments, damages, liquidated damages, penalties, forfeitures, back pay awards, court costs, litigation expenses, and attorneys' fees. If Agent has willfully violated any laws, Agent shall be responsible for all costs in connection herewith and Agent shall indemnify Owner with respect to violations of labor laws by Agent.

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Section 10                  MAINTENANCE AND REPAIR

Agent is authorized as approved in the Annual Operating Budget to make or cause to be made, through contracted services or otherwise, all ordinary repairs and replacements reasonably necessary to preserve the Premises in its present condition and for the operating efficiency of the Premises, and all alterations required to comply with lease requirements, governmental regulations, or insurance requirements. Agent is also authorized as approved in the Annual Operating Budget to decorate the Premises and to purchase or rent, on Owner's behalf, all equipment, tools, appliances, materials, supplies, uniforms, and other items necessary for the management, maintenance, or operation of the Premises. Such maintenance and decorating expenses shall be paid out of the Operating Account. This section applies except where decorating and/or maintenance are at tenants' expense as stipulated in a lease.

10.1                  Approval for Exceptional Maintenance Expense

Agent agrees to secure Owner’s prior approval on all expenditures subject to paragraph 30.7, except for any expenditure resulting from emergency repairs deemed necessary by Agent. For the purpose of this Agreement, an “emergency” shall be defined as any situation in which failure on the part of Agent to act promptly would reasonably be expected to cause injury to persons or appreciable property damage or to comply with federal, state or local law. Any such “emergency” expenditures will be submitted in writing to Owner immediately.

Section 11                  CONTRACTS, UTILITIES AND SERVICES

Agent is authorized to negotiate contracts for nonrecurring items of expense, not to exceed $5,000 unless approved by Owner in writing, and to enter into agreements on behalf of Owner for all necessary repairs, maintenance, minor alterations, and utility services. Agent shall, on behalf of Owner and at Owner's expense, make contracts for electricity, gas, telephone, fuel, or water, and such other services as Agent shall deem necessary or prudent for the operation of the Premises. All utility deposits shall be the Owner's responsibility, except that Agent may pay same from the Operating Account at Owner's request. All contracts shall contain a 30 day Notice of Cancellation to the benefit of the Owner, without penalty.

NOTE: Any expenditure, non-recurring or otherwise beyond $5,000 will require three (3) bids prior to executing a contract or for Owner’s review, if requested.

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Section 12                  RELATIONSHIP OF AGENT TO OWNER

The relationship of the parties to this Agreement shall be that of Owner and Agent, and all duties to be performed by Agent under this Agreement shall be for and on behalf of Owner, in Owner's name, and for Owner's account. In taking any action under this Agreement, Agent shall be acting only as Agent for Owner, and nothing in this Agreement shall be construed as creating a partnership, joint venture, or any other relationship between the parties to this Agreement except that of Principal and Agent, or as requiring Agent to bear any portion of losses arising out of or connected with the ownership or operation of the Premises. Nor shall Agent at any time during the period of this Agreement be considered a direct employee of Owner. Neither party shall have the power to bind or obligate the other except as expressly set forth in this Agreement. Owner also acknowledges that all forms, systems, and manuals are the sole property of the Agent, and are not transferable or are they to be reproduced in any manner without the express written consent of the Agent.

Section 13                INDEMNIFICATION

Agent shall protect, defend, indemnify and hold harmless Owner against all loss, damage, liability, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Owner and arising out of (i) any failure of Agent to perform any of its obligations under this Agreement, (ii) any acts of Agent beyond the scope of the Agent’s authority hereunder, or (iii) the gross negligence or willful misconduct of Agent, its agents or employees. Owner shall protect, defend, indemnify and hold harmless Agent against all loss, damage, liability, costs and expenses, including, without limitation, environmental claims and reasonable attorneys’ fees, incurred by Agent in the performance of its services under this Agreement, other than acts, omissions or other events which Agent is obligated to indemnify Owner pursuant to the immediate preceding sentence.

Owner shall also protect, defend, indemnify and hold harmless Agent and its affiliates, agents, employees, directors, officers and principals on a primary and non-contributory basis from any action arising out of the Premises against all loss, damage, liability, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Agent in connection with any Fair Housing Accessibility Guidelines violation(s) or allegations.

The foregoing indemnities shall survive the termination of this Agreement.

Section 14                LIABILITY INSURANCE

Agent shall, at Owner’s direction and expense, arrange for adequate insurance against physical damage (e.g., fire with extended coverage endorsement, boiler and machinery, etc.) and liability for loss, damage, or injury to property or persons, which might arise out of the occupancy, management, operation or maintenance of the Premises. The amounts and types of insurance shall be acceptable to both Owner and Agent, and any deductible required under such insurance policies shall be Owner’s expense. Liability insurance shall protect the interests of both Owner and Agent, and shall name both Owner and Agent as Additional Insureds. The cost of any Premises-related loss, damage to property or persons or defense costs/legal expenses, which is part of a deductible, self-insured retention or excluded and/or otherwise not covered by insurance, shall be Owner’s expense.

14.1         Agent’s Insurance. Agent shall obtain the following insurance (or if the lender under any loan secured by the Premises requires more stringent coverages, such lender required insurance) as it relates to Agent’s operations hereunder, at Agent’s sole cost and expense:

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a.	Commercial General Liability Form covering Agent’s business operations, written on an occurrence basis in an amount not less than One Million Dollars ($1,000,000) per occurrence with an annual aggregate limit of not less than Two Million Dollars ($2,000,000), for bodily injury including death, and property damage liability. Commercial General Liability insurance covering the Premises and its’ operations shall be provided by the Owner at the Owner’s expense in accordance with Section 14.2.

b.	Umbrella/Excess Liability insurance excess of primary Commercial General Liability in an amount not less than Five Million Dollars ($5,000,000) per occurrence and in the aggregate.

c.	All insurance policies provided pursuant to Section 14.1 a. and b. shall be excess over any other valid, existing and applicable insurance carried by Owner.

d.	Fidelity Bond or Insurance. Agent shall maintain, pay for and keep in full force fidelity bond or insurance coverage on all of its employees, agents, officers and directors who are involved in, or employed in connection with, the performance of Agent’s obligations under this Agreement, in an amount equal to One Million ($1,000,000) per occurrence and in the aggregate. Evidence of such fidelity coverage will be provided to Owner at Owner’s request. The cost of such bond shall be the expense of the Agent.

14.2        Owner’s Insurance. Owner shall provide and maintain, at Owner’s cost and expense, insurance as it relates to operations of the Premises. Such insurance shall include the following coverages (or if the lender under any loan secured by the Premises requires more stringent coverages, such lender required insurance):

a.	Commercial General Liability insurance, including bodily injury, personal injury and property damage liability in connection with the use or occupancy of the Premises written on an occurrence basis in an amount not less than One Million Dollars ($1,000,000) per occurrence with an annual aggregate limit of not less than Two Million Dollars ($2,000,000). Agent shall be specified as additional insured under this policy on a primary and non-contributory basis.

b.	Umbrella/excess liability insurance excess of primary Commercial General Liability insurance in the minimum amount of Five Million Dollars ($5,000,000) per occurrence, Five Million Dollars ($5,000,000) in the aggregate, and following form on primary coverage.

c.	All of Owner’s insurance shall be in the name of the Owner, except that Agent shall be named as additional insured and Owner’s insurance shall be primary insurance and not excess over or contributory with any other valid, existing, and applicable insurance carried by the Agent.

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Section 15                  AGENT ASSUMES NO LIABILITY

Agent assumes no liability whatsoever for any acts or omissions of Owner, or any previous owners of the Premises, or any previous management or other agent of either. Agent assumes no liability for any failure of or default by any tenant in the payment of any rent or other charges due Owner or in the performance of any obligations owned by any tenant to Owner pursuant to any lease or otherwise. Nor does Agent assume any liability for previously unknown violations of environmental or other regulations which may become known during the period this Agreement is in effect. Any such regulatory violations or hazards discovered by Agent shall be brought to the attention of Owner in writing, and Owner shall promptly cure them.

Section 16                  OWNER RESPONSIBLE FOR ALL EXPENSES OF LITIGATION

Owner shall pay all expenses incurred by Agent, including, but not limited to, reasonable attorneys' fees and any liability, fines, penalties or the like, in connection with any claim, proceeding, or suit involving an alleged violation of any law by Agent or Owner, or both, provided, however, that Owner shall not be responsible to Agent for any such expenses in the event Agent is finally adjudged to have personally, and not in a representative capacity, violated any such law. Nothing contained in this Agreement shall obligate Agent to employ legal counsel to represent Owner in any such proceeding or suit.

16.1                    Fees for Legal Advice

Owner shall pay reasonable expenses incurred by Agent in obtaining legal advice regarding compliance with any law affecting the Premises or activities related to them. If such expenditure also benefits others for whom Agent acts in a similar capacity, Owner agrees to pay an apportioned amount of such expense.

Section 17                  AGENT'S COMPENSATION AND EXPENSES

As compensation for the services provided by Agent under this Agreement (and exclusive of reimbursement of expenses to which Agent is entitled hereunder), Owner shall pay Agent as follows:

17.1                      For Management Services

(a)          A base fee (“Base Fee”) of Three percent (3%) of the total monthly Gross Monthly Collected Income, payable by the 10th day of each month for the duration of this Agreement. Payments due Agent for periods of less than a calendar month shall be prorated over the number of days for which compensation is due. The Base Fee shall be calculated based upon the total Gross Monthly Collected Income during that accounting month including, but not limited to: rental income, parking income, laundry income, forfeited security deposits (so long as not for damages) all income associated with leasing of the Premises (excluding recovery of operating expenses from tenants including, utilities and trash), cancellation fee income and all other miscellaneous income including, but not limited to, income realized by Village Green Select. Gross Monthly Collected Income shall NOT be deemed to include income arising out of the sale of real property or the settlement of fire or other casualty losses, condemnation proceeds or items of a similar nature.

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For all purposes hereof, “Gross Monthly Collected Income” shall mean the total gross monthly collections received from the Premises, including, without limitation, rents (and any interest or penalties accrued thereon), and miscellaneous gross income items of Owner, as applicable; provided, however, “Gross Monthly Collected Income” shall specifically exclude:

i.	Interest paid on any depository accounts, including the Operating Account and any Security Deposit Account;

ii.	Security deposits unless and until such deposits are applied as rental income upon termination of a Lease;

iii.	Proceeds from a sale, refinancing, condemnation, hazard or liability insurance, title insurance, tax abatement awards of all or any portion of the Property.

iv.	Recovery of operating expenses, e.g. utilities, trash removal, etc.

17.2                      For Modernization (Rehabilitation/Construction):

A Supervision Fee of Five Percent (5%) shall be charged against the cost of major capital improvements (in excess of $25,000 per occurrence) including, but not limited to, building restoration, structural enhancements, major roof replacement, etc. but shall specifically preclude replacement of carpeting and appliances and routine deferred maintenance and capital improvements as routinely found in the Annual Operating Budget. The Supervision Fee shall be payable to Agent in the month the major capital improvements are incurred and governed by separate written approval of Owner.

17.3                      For Fire Restoration, Insurance Claims or Storm Damage:

At the direction of Owner, a Supervision Fee of 10% of the total cost up to $500,000; between $500,000 and $1,000,000 a fee of 8%; over $1,000,000 a fee of 6%. Such fee shall be paid to Agent by the Owner in the month the billings are completed to the Insurance Company.

17.4                      Incentive Fee; Reduction to Base Fee:

For each calendar year of the Initial Term or any Renewal Term(s), the Base Fee shall be subject to the following adjustments:

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(i)	In the event actual Net Operating Income (defined as Gross Monthly Collected Income, less variable and fixed expenses, but not reduced for debt service nor capital improvement costs) meets or exceeds the Net Operating Income as approved in the Annual Operating Budget, the Base Fee will be increased by .25%.
(ii)	In the event actual Net Operating Income (defined as Gross Monthly Collected Income, less variable and fixed expenses, but not reduced for debt service nor capital improvement costs) is less than the Net Operating Income as approved in the Annual Operating Budget, the Base Fee will be decreased by .25%.
(iii)	The above calculation shall be performed following the end of each calendar year, and the recalculated Base Fee amount will be added to or deducted from, as applicable, the next monthly payment of management fee. The adjustment to the Base Fee shall be prorated for periods less than a calendar year.

17.5                      Interest on Unpaid Sums

Any sums due Agent under any provision of this Agreement, and not paid within thirty (30) days after such sums have become due, shall bear interest at the rate of two (2) points over the prime rate per annum.

17.6                      For Property Tax Appeal Service (This applies to Michigan/Ohio Only)

A yearly property Tax Maintenance Fee of $275 (subject to an annual increase of 3%) and expenses incurred in connection with appeal, which include, but are not limited to, appraisal fees, expert witness fees and filing fees shall be paid to Agent. The Tax Maintenance Fee is a yearly budgeted expense and billed once per year. The expenses in connection with an appeal will be approved by Owner prior to proceeding with such appeal and will be sent in writing to Owner with Agent’s recommendations. Owners wishing to utilize their own Tax Consulting Service, do so at their own cost.

17.7                      For Village Green Select/LeasEquity Services

Owner will pay to Village Green Select, 25% of the receipts the Premises realizes from its LeasEquity Home Purchase Assistance Program as reimbursement for its broker services and expertise.

A 25% Administration Fee to Village Green Select with respect to any special project initiated or developed by Village Green Select that produces revenue realized by the Premises for ancillary services. The 25% Administration Fee will be netted from the revenue distributed to the Premises from the gross revenue received. Village Green Select will be responsible for all expenses necessary to procure, promote and affect such programs. NOTE: The foregoing applies only to the extent Owner elects to utilize the LeasEquity Home Purchase Assistance Program.

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17.8                      For Village Green Communications Services

A 15% Ad Placement Fee and 20% Collateral Design/print Fee with respect to projects completed by Village Green Communications for the Premises will be charged and will be the cost of the Premises subject to Owner’s approval in the Annual Operating Budget. In addition, the discounts obtained by Village Green Communications for group advertising and/or group ordering will be passed on to the Premises. NOTE: The foregoing applies only to the extent Owner elects to utilize Village Green Communications for such services.

17.9	Subordination to First Mortgage

Notwithstanding anything contained herein to the contrary, all compensation due to the Agent under this Section 17 for the services provided by Agent under this Agreement shall automatically (and without further action by either party) be subordinate to Owner’s obligation to pay the debt service payments due on any first priority mortgage loan that may affect the Premises from time to time.

Section 18                   REPRESENTATIONS

(a)          Owner represents and warrants: That Owner has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, and the persons and entities executing this Agreement on behalf of Owner are duly authorized to execute this Agreement and any other documents reasonably necessary to carry out the transactions contemplated herein; this Agreement has been duly executed and delivered by Owner and constitutes a valid and binding obligation of Owner enforceable in accordance with its terms; that there are no written or oral agreements affecting the Premises other than tenant leases, copies of which have been furnished to Agent; that there are no recorded easements, restrictions, reservations, or rights of way which adversely affect the use of the Premises for the purposes intended under this Agreement; that to the best of Owner's knowledge, the Premises is zoned for the intended use; that all leasing and other permits for the operation of the Premises have been secured and are current; that the buildings and their construction and operation do not violate any applicable statutes, laws, ordinances, rules, regulations, orders, or the like (including, but not limited to, those pertaining to hazardous or toxic substances and Fair Housing Accessibility Guidelines) Any hazardous or toxic substances shall be disclosed by providing a copy of the Phase I Environmental Report(s) and the current O&M Plan for the Premises. Not providing these reports does not void the warranty affected herein.

(b)          Agent represents and warrants: That Agent has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, and the persons and entities executing this Agreement on behalf of Agent are duly authorized to execute this Agreement and any other documents reasonably necessary to carry out the transactions contemplated herein; this Agreement has been duly executed and delivered by Agent and constitutes a valid and binding obligation of Agent enforceable in accordance with its terms; and that Agent has in full force and effect all applicable licenses required in connection with the management of the Premises in accordance with this Agreement.

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Section 19                  STRUCTURAL CHANGES

Owner expressly withholds from Agent any power or authority to make any structural changes in any building, or to make any other major alterations or additions in or to any such building or to any equipment in any such building, or to incur any expense chargeable to Owner other than expenses related to exercising the express powers vested in Agent through this Agreement, without the prior written consent of the following Asset Manager/Owner Representative.

Robert Platt

Name

However, such emergency repairs as may be required because of danger to life or property, or which are immediately necessary for the preservation and safety of the Premises or the safety of the tenants and occupants thereof, or required to avoid the suspension of any necessary service to the Premises, or to comply with any applicable federal, state, or local laws, regulations, or ordinances, shall be authorized pursuant to paragraph 10.1 of this Agreement, and Agent shall notify Owner immediately thereof.

Section 20                  BUILDING COMPLIANCE

Agent does not assume and is given no responsibility for compliance of the Premises or any building thereon or any equipment therein with the requirements of any building codes or with any statute, ordinance, law, or regulation of any governmental body or of any public authority or official thereof having jurisdiction, except to notify Owner promptly or forward to Owner promptly any complaints, warnings, notices, or summonses received by Agent relating to such matters. Agent agrees to take no action which would result in violation of such codes or ordinances. Owner represents that to the best of Owner's knowledge the Premises and all such equipment comply with all such requirements, and Owner authorizes Agent to disclose the ownership of the Premises to any such officials and agrees to indemnify and hold Agent, harmless per Section 13.

Section 21                  TERMINATION

21.1                  Termination for Cause

Notwithstanding the foregoing, this Agreement shall terminate in any event, and all obligations of the parties hereunder shall cease (except as to liabilities or obligations which have accrued or arisen prior to such termination, or which accrue pursuant to paragraphs 13 and 21.3 as a result of such termination, and obligations to insure and indemnify), upon the occurrence of any of the following events:

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(a)          BREACH OF AGREEMENT - thirty (30) days after the receipt of notice by either party to the other specifying in detail a material breach of this Agreement, if such breach has not been cured within said thirty (30) day period; or if such breach is of a nature that it cannot be cured within said thirty (30) day period but can be cured within a reasonable time thereafter, if efforts to cure such breach have not commenced or/and such efforts are not proceeding and being continued diligently both during and after such thirty (30) days period prior to the breach being cured. HOWEVER, the breach of any obligation of either party hereunder to pay any monies to the other party under the terms of this Agreement shall be deemed to be curable within thirty (30) days.

(b)          FAILURE TO ACT, ETC. - In the event that any insurance required of Owner or Agent is not maintained without any lapse, or it is alleged or charged that the Premises, or any portion thereof, or any act or failure to act by Owner, its agent and employees with respect to the Premises, fails to comply with any law or regulation, or any order or ruling of any public authority, and Agent, in its sole discretion, considers that the action or position of Owner or its representatives with respect thereto may result in damage or liability to Agent, or disciplinary proceeding with respect to Agent's license, Agent shall have the right to terminate this Agreement at any time by written notice to Owner of its election to do so, which termination shall be effective upon the service of such notice. Such termination shall not release the indemnities of Owner set forth herein.

(c)          EXCESSIVE DAMAGE - Upon the destruction of or substantial damage to 50% or more of the Premises by any cause, or the taking of all or a substantial portion of 50% or more of the Premises by eminent domain, in either case making it impossible or impracticable to continue operation of the Premises.

21.2                  Termination without Cause

Notwithstanding the foregoing, either party may terminate this Agreement at any time without cause after the Initial Term upon sixty (60) days written notice to the other party. Notwithstanding anything contained in this Agreement to the contrary, the Owner shall have the further right to immediately terminate this Agreement if the Agent becomes insolvent, and to terminate this Agreement at any time without cause upon providing thirty (30) days written notice to Agent.

21.3                  Owner Responsible for Payments

Upon termination of or withdrawal from this Agreement, Owner shall assume the obligations of any contract or outstanding bill executed by Agent in accordance with this Agreement for and on behalf of Owner and responsibility for payment of all unpaid bills. In addition, Owner shall furnish Agent security, in an amount satisfactory to Agent, against any obligations or liabilities that Agent may have properly incurred on Owner's behalf under this Agreement.

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Agent may withhold necessary funds for up to sixty (60) days after the end of the month in which this Agreement is terminated, in order to pay bills previously incurred but not yet invoiced and to close accounts. Agent shall deliver to Owner, (a) within sixty (60) days after the end of the month in which this Agreement is terminated, any balance of monies due Owner and (b) immediately after termination, any tenant security deposits which were held by Agent with respect to the Premises, and any excess funds not needed to be retained by Agent to pay such outstanding bills. As promptly as possible, but in no event later than sixty (60) days after termination, Agent shall provide Owner with a final accounting reflecting the balance of income and expenses with respect to the Premises as of the date of termination or withdrawal, and all records, contracts, leases, receipts for deposits, and other papers or documents which pertain to the Premises.

21.4                  Sale of Premises

In the event that the Premises is sold by Owner, upon transfer of ownership, this Agreement shall terminate. In the event that any such termination occurs within the Initial Term, Owner shall pay Agent a fee equal to one (1) month(s) of management fees based on the average monthly fee paid in the prior three (3) month(s).

21.5                  Use of Name

(a)          Upon expiration or termination of this Agreement for any reason by either party, Owner shall immediately cease using the names “City Apartments”, "Village Green" or "Village Park" all of which are registered service marks owned by Agent. Agent has the right to remove all signs, advertising materials, forms and other documents bearing these names, 10 days prior to termination but no later than 10 days following termination.

(b)          Owner acknowledges that time is of the essence in carrying out the change of name required in the preceding paragraph, and that Agent has established substantial good will and secondary meaning associated with its name and the Marks. Owner further acknowledges that Agent will have no adequate remedy at law for the failure of Owner to abide by the provisions of the preceding paragraph, and that Agent will suffer irreparable injury, the value of which will be difficult, if not impossible, to determine with any certainty. Accordingly, Owner agrees that in the event of any failure by Owner to comply with such provisions, Agent will, in addition to all other remedies available to it under this Agreement or otherwise, be entitled to equitable relief in the form of an injunction against such breach, as well as such other relief as a court with jurisdiction may deem just and proper.

Section 22                  INDEMNIFICATION SURVIVES TERMINATION

All representations and warranties of the parties contained herein shall survive the termination of this Agreement. All provisions of this Agreement that require Owner to have insured, defend, reimburse, or indemnify Agent shall survive any termination; and if Agent is or becomes involved in any proceeding or litigation by reason of having been Owner's Agent, such provisions shall apply as if this Agreement were still in effect.

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Section 23                  HEADINGS

All headings and subheadings employed within this Agreement and in the accompanying List of Provisions are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 24                  FORCE MAJEURE

Any delays in the performance of any obligation of Agent under this Agreement shall be excused to the extent that such delays are caused by wars, national emergencies, natural disasters, strikes, labor disputes, utility failures, governmental regulations, riots, adverse weather, and other similar causes not within the control of Agent, and any time periods required for performance shall be extended accordingly.

Section 25                  COMPLETE AGREEMENT

This Agreement, including any specified attachments, constitutes the entire agreement between Owner and Agent with respect to the management and operation of the Premises and supersedes and replaces any and all previous management agreements entered into or/and negotiated between Owner and Agent relating to the Premises covered by this Agreement. No change to this Agreement shall be valid unless made by supplemental written agreement executed and approved by Owner and Agent. Except as otherwise provided herein, any and all amendments, additions, or deletions to this Agreement shall be null and void unless approved by Owner and Agent in writing. Each party to this Agreement hereby acknowledges and agrees that the other party has made no warranties, representations, covenants, or agreements, express or implied, to such party, other than those expressly set forth herein, and that each party, in entering into and executing this Agreement, has relied upon no warranties, representations, covenants, or agreements, express or implied, to such party, other than those expressly set forth herein.

Section 26                  RIGHTS CUMULATIVE; NO WAIVER

No right or remedy herein conferred upon or reserved to either of the parties to this Agreement is intended to be exclusive of any other right or remedy, and each and every right and remedy given under this Agreement or now or hereafter legally existing upon the occurrence of an event of default under this Agreement. The failure of either party to this Agreement to insist at any time upon the strict observance or performance of any of the provisions of this Agreement, or to exercise any right or remedy as provided in this Agreement, shall not impair any such right or remedy or be construed as a waiver or relinquishment of such right or remedy with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties to it may be exercised from time to time and as often as may be deemed expedient by those parties.

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Section 27              APPLICABLE LAW AND PARTIAL INVALIDITY

The execution, interpretation, and performance of this Agreement shall in all respects be controlled and governed by the laws of the State of Michigan. If any part of this Agreement shall be declared invalid or unenforceable, Agent shall have the option to terminate this Agreement by notice to Owner subject to provision 21.2 herein.

Section 28                 NOTICES

Any notices, demands, consents, and reports necessary or provided for under this Agreement shall be in writing and shall be addressed as follows, or at such other address as Owner and Agent individually may specify hereafter in writing:

AGENT:	Diane K. Batayeh, Chief Operating Officer
Village Green Management Company LLC
30833 Northwestern Hwy., Suite 300
Farmington Hills, Michigan 48334-2551

OWNER:	Jonathan Holtzman
MDA City Apartments, LLC
30833 Northwestern Hwy., Suite 300
Farmington Hills, MI 48334-2551

Such notice of other communication may be mailed by United States registered or certified mail, return receipt requested, postage prepaid, and may be deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the post office. Such notices, demands, consents, and reports may also be delivered by hand or by any other receipted method or means permitted by law. For purposes of this Agreement, notices shall be deemed to have been "given" or "delivered" upon personal delivery thereof or forty-eight (48) hours after having been deposited in the United States mails as provided therein.

Section 29                  AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the parties hereto and their respective personal representatives, heirs, administrators, executors, successors and assigns.

Section 30                  ADDITIONAL PROVISIONS

30.1                  Contractors and Vendors Insurance

Agent shall require that all contractors and vendors brought onto the Premises to perform services have adequate insurance coverage at contractors or vendors expense, including workers compensation as required by law.

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30.2                  Non-Reimbursable Costs

The following expenses or costs incurred by or on behalf of Agent in connection with the management and leasing of the Premises shall be at the sole cost and expense of Agent and shall not be reimbursed by Owner unless requested by Agent in advance and approved by Owner in writing.

(a)          Cost of gross salary and wages, payroll taxes, insurance, workers compensation, and other benefits of Agents' home office personnel not assigned full-time or part-time to the Premises, excepting as noted in 30.3. Owner acknowledges and agrees to the cost reimbursements as provided for in Section 9.2.

(b)          General accounting and reporting services which are considered to be within the reasonable scope of Agents' responsibility to Owner or as reasonably requested by mortgage lenders.

(c)          Cost of forms, papers, ledgers, and other supplies and equipment used in the Agents' home office or at any location off the Premises.

(d)          Cost of off-site electronic data processing equipment, or any pro-rata charge thereon located off the Premises or any cost for data processing provided by a computer service company.

(e)          Political or charitable contributions.

(f)          Cost of travel by Agent's overhead employees.

(g)          Cost attributable to losses arising from gross negligence and willful, unlawful violation or fraud on the part of Agent, Agent's associates or affiliates or Agent's employees.

(h)          Any costs paid to anyone having an identity of interest with Agent, Agent's associates and affiliates or employees of Agent and its associates and affiliates excepting Leading Apartments/Apartments Express, Village Green Communication and Village Green Select; affiliates of Village Green Companies.

30.3                  Training Expenses

Agent shall provide, for the benefit of the Owner, new hire orientation, recognition programs and continuing education in the areas of management, marketing, leasing and maintenance of the Premises. Owner shall be responsible for such costs as it relates to travel (lodging and food if necessary) and instructional materials, but shall be exclusive of any expense associated with Village Green corporate personnel who act in the capacity of instructor/trainer, with amounts reimbursable to agent in accordance with the Annual Operating Budget. Any specialized training, requested by Owner and outside of the scope of the Agent’s normal and customary training programs shall be at the expense of the Owner.

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Regional Service Director Expenses

Any expense incurred by Regional Service Director’s for travel to the Premises (airfare, auto, lodging and food if necessary) shall be an expense of the Owner and included in the Annual Operating Budget of the Premises.

30.4                  Cooperation

Should any claims, demands, suits, or other legal proceedings be made or instituted against Owner of Premises which arise out of any matters relating to this Agreement, Agent shall give Owner all pertinent information and reasonable assistance in the defense or other disposition thereof.

30.5                  No Assignment

This Agreement and all rights hereunder shall not be assignable by either party hereto.

30.6                  Consents and Approvals

Owner's consents and approvals must be in writing.

30.7                  Approved Budgets

Agent shall prepare and submit to Owner a proposed operating budget for the promotion, operation, leasing, repair, maintenance, and preservation and improvement of the Premises for each forthcoming calendar year. The operating budget shall include schedules for capital improvements for such year. The proposed budget for the remainder of the current calendar year shall be delivered to Owner no later than sixty (60) days after the execution of this Agreement. The proposed budget for each subsequent calendar year shall be delivered to Owner no later than sixty (60) days before the end of each prior calendar year. Owner shall approve or provide comments to any such proposed budget within thirty (30) days following receipt of the proposed budget. Agent shall address any such Owner comments in good faith until such time as the Owner and Agent have agreed to a final form of operating budget (any such approved budget, the “Annual Operating Budget”). If for any reason the Owner and Agent are unable to agree on an Annual Operating Budget prior to the commencement of the year for which the budget applies, the Agent shall continue to manage the Premises based on the prior year’s Annual Operating Budget, subject to actual increases for real estate taxes, utilities, payroll and insurance. Agent agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of leasing, maintaining and operating the Premises will conform to the Annual Operating Budget as approved by the Owner.

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Agent agrees to secure Owner’s prior approval on all expenditures that exceed the Owner approved Annual Operating Budget by $5,000 per expense item or $10,000 cumulative.

Section 31                  DISPUTE RESOLUTION

31.1	Claims disputes or other matters in question between the Parties to this Agreement or breach thereof shall be subject to and decided by mediation and arbitration in accordance with the Mediation and Arbitration rules of the American Arbitration Association currently in effect.

31.2	In addition to and prior to arbitration, the parties shall endeavor to settle disputes by mediation in accordance with the Mediation Rules of the American Arbitration Association currently in effect. The parties shall share the mediator’s fees and expenses equally, but otherwise each party shall bear their own attorney fees and costs of the mediation.

31.3	Demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.

31.4	Arbitration pursuant to this Agreement may be joined with an arbitration involving common issues of law or fact between a party to this Agreement and any person or entity with whom that party has a contractual obligation to arbitrate disputes.

31.5	The agreement to arbitrate shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

31.6	The arbitrator shall award to the prevailing party in the arbitration its reasonable costs, expenses and attorney fees incurred in the arbitration.

31.7	The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

Section 32                  COUNTERPARTS

This Agreement may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single Agreement.

[Rest of this page intentionally left blank; signatures on next page.]

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have affixed or caused to be affixed their respective signatures this 14th day of December, 2012.

WITNESS:

OWNER

MDA CITY APARTMENTS, LLC, a Delaware
limited liability company

By:	MDA Associates of Illinois, LLC, its Co-
Manager

	By:	Holtzman Interests #17 LLC, its
Manager

		By:	/s/ Jonathan Holtzman
Jonathan Holtzman, Manager

By:	BR VG MDA JV Member, LLC, its Co-
Manager

	By:	Bluerock Special Opportunity + Income Fund, LLC, its
Manager

		By:	Bluerock Real Estate, L.L.C., its
manager

			By:	/s/ Jordan B. Ruddy
Jordan B. Ruddy,
Authorized Signatory

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AGENT

VILLAGE GREEN MANAGEMENT COMPANY LLC, a Delaware limited liability company

By:	VILLAGE GREEN HOLDING LLC, a Delaware limited liability company, its Manager

	By:	/s/ Diane K. Batayeh
Diane K. Batayeh, Chief Operating Officer

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Exhibit A

Statements and Reports

(a)	Within fifteen (15) days following the end of each month, a statement of Operating Cash Flow for each month;

(b)	Within fifteen (15) days following the end of each month, a monthly GAAP balance sheet and GAAP income statement, with a cumulative calendar year GAAP income statement to date, and a statement of change in the Capital Account for each Member of Owner (“Member”) the preceding month and year to date;

(c)	Within fifteen (15) days following the end of each month, the monthly and year to date activity which shall be furnished (without notice or demand) as follows:

1.	Balance Sheet, including monthly comparison and comparison to year end (if applicable)
2.	Budget Comparison[*], including month-to-date and year-to-date variances- Detailed Income Statement, including prior 12 months
3.	Profit and loss statement compared to budget with narrative for any large fluctuations compared to budget
4.	Trial Balance that includes mapping of the accounts to the financial statements
5.	Account reconciliations for each balance sheet account within the trial balance. – Detailed support for each account reconciliation including the following:
a.	Detail Accounts Payable Aging Listing – 0-30 days, 31-60 days, 61-90 days and over 90 days
b.	Detail Accounts Receivable/Delinquency Aging Report - 0-30 days, 31-60 days, 61-90 days, over 90 days and prepayments
c.	Fixed asset roll-forward and support (invoices and checks) for any new acquisition/additions and/or support for any disposals to fixed assets. Purchases will be accounted for using Bluerock’s capitalization policy.
6.	Security Deposit Activity
7.	Mortgage Statement
8.	Monthly Management Fee Calculation
9.	Monthly Distribution Calculation
10.	General Ledger, with description and balance detail
11.	Monthly Check Register including copies of all checks disbursed and copies of cancelled checks.
12.	Market Survey, including property comparison, trends, and concessions
13.	Rent Roll
14.	Variance Report, including the following:
a.	Cap Ex Summary and Commentary
b.	Monthly Income/Expense Variance with notes
c.	Yearly Income/Expense Variance with notes
d.	Occupancy Commentary
e.	Market/Competition Commentary
f.	Rent Movement/Concessions Commentary
g.	Crime Commentary
h.	Staffing Commentary

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i.	Operating Summary, with leasing and traffic reporting -Other reasonable reporting, as requested (e.g. Renovation/Rehab report)

(d)	All reports shall be prepared on an Accrual Basis in accordance with generally accepted accounting principles, and shall be as of each calendar month end. Agent shall furnish to Owner such other reports as may be reasonably requested by Members in order for such Members to be able to comply with any reporting requirements that are applicable to any such Member (or any Affiliate of any such Member) under any applicable organizational or offering documents affecting such Member or its Affiliates; and

(e)	Within twenty (20) days of the end of each quarter of each Fiscal Year, Agent shall furnish to Owner such information as requested by Owner or its Members or affiliates as is necessary for any REIT Member of Owner (whether a direct or indirect owner) to determine its qualification as a real estate investment trust (a “REIT”) and its compliance with any requirements for qualifying as a REIT (the “REIT Requirements”) as shall be requested by Owner or its Members. Further, Agent shall cooperate in a reasonable manner at the request of any Member to work in good faith with any designated accountants or auditors of such Member or its Affiliates so that such Member or its Affiliate is able to comply with its public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, and to work in good faith with the designated accountants or auditors of the Member or any of its Affiliates in connection therewith, including for purposes of testing internal controls and procedures of such Member or its Affiliates. The requesting Member shall bear the cost of any information or reports provided to Investor pursuant to this Section subpart (e).

[*]        Budget Comparison shall include (i) an unaudited income and expense statement showing the results of operation of the Project for the preceding calendar month and the Fiscal Year to-date; (ii) a comparison of monthly line item actual income and expenses with the monthly line item income and expenses projected in the Budget.  The balance sheet will show the cash balances for reserves and operating accounts as of the cut-off date for such month.

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